Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

JO-ANN STORES ANNOUNCES FINANCIAL RESULTS
FOR FOURTH QUARTER

•	Record fourth quarter non-GAAP earnings per share of $1.60

HUDSON, OH – March 9, 2011 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2011 fourth quarter and full year ended January 29, 2011. Net income for the quarter was $40.4 million, or $1.53 per diluted share, versus net income of $37.1 million, or $1.36 per diluted share, for the fourth quarter last year. Net income for the fourth quarter of fiscal 2011 includes expenses of $2.0 million after tax, or $0.07 per share, related to the pending acquisition by an affiliate of Leonard Green & Partners, L.P. announced on December 23, 2010. Excluding these expenses, net income for the fourth quarter of fiscal 2011 was $1.60 per share.

Net income for the fiscal year ended January 29, 2011, was $93.1 million, or $3.46 per diluted share, compared with net income of $66.6 million, or $2.51 per diluted share, in the prior year. Net income for fiscal year 2011 includes expenses of $2.0 million after tax, or $0.07 per share related to the pending merger. Excluding these expenses, net income for fiscal year 2011 was $3.53 per share.

Net sales for the fourth quarter increased 3.6% to $624.1 million from $602.2 million for the same period last year. Same-store sales increased 2.0% compared with a 4.4% same-store sales increase for the fourth quarter last year.

Large-format store net sales for the quarter increased 1.8% to $330.6 million compared to the same period last year. Same-store sales for large-format stores increased 0.7% compared with an increase of 3.1% in the fourth quarter last year. Small-format store net sales for the quarter increased 4.6% to $277.6 million compared to the same period last year. Same-store sales for small-format stores increased 3.8% compared with an increase of 6.1% in the fourth quarter last year. Internet sales through Joann.com increased 29.3% to $15.9 million for the fourth quarter compared to the same period last year.

Darrell Webb, chairman and chief executive officer stated, “Jo-Ann Stores achieved another quarter of strong performance to end a year of significant growth in fiscal 2011. Our record fourth quarter was driven by solid execution among our entire organization, which helped drive customers to our stores and delivered improved results despite the impact of unfavorable weather and raw material cost inflation. The new stores we opened in fiscal 2011 have been the strongest group of store openings relative to our sales projections since implementing our current store prototype. This performance continues to validate our long-term strategy for accelerating our store opening and remodeling activities for 2012 and beyond. We continue to believe that there are substantial opportunities to increase Jo-Ann Stores’ sales, market share, and profitability as we execute on our growth plans over the coming years.”

Net sales for the fiscal year ended January 29, 2011, increased 4.4% to $2.079 billion versus $1.991 billion in the prior year. Same-store sales increased 3.5% for the fiscal year compared with a 3.1% increase in the prior year.

Large-format store net sales for the fiscal year ended January 29, 2011 increased 3.2% to $1.110 billion compared to the prior year. Same-store sales for large-format stores increased 1.9% compared with a 1.4% increase in the prior year. Small-format store net sales for the fiscal year increased 5.4% to $924.4 million compared to the prior year. Same-store sales for small-format stores increased 5.6% versus a 5.1% increase in the prior year. Internet sales through Joann.com for the fiscal year increased 17.4% to $44.5 million compared to the prior year.

Operating Results

Gross margins for the fourth quarter increased approximately 50 basis points to 48.1% compared to the same period last year primarily due to global sourcing efforts as well as improved inventory management.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales increased approximately 60 basis points to 35.1%. SG&A expenses include pre-tax expenses of $3.2 million related to the pending acquisition. Excluding these expenses, SG&A as a percentage of net sales increased approximately 10 basis points for the fourth quarter versus the same period last year.

Operating profit for the fourth quarter was $64.3 million versus $61.1 million for the same period last year.

Balance Sheet

The cash balance of $214.8 million at the end of the fourth quarter decreased by $2.3 million compared to the end of the fourth quarter last year. The company had no debt outstanding at the end of the fourth quarter compared to $47.5 million of debt at the end of the fourth quarter last year. This $45.2 million improvement in cash, net of debt, was primarily the result of cash generated from operations.

Share Repurchase

During the fiscal year ended January 29, 2011, the company bought back approximately 1,735,000 shares of its common stock at an average price per share of $42.95.

Store Openings, Closings and Remodels

During the fourth quarter of fiscal 2011, the company opened one large-format and five small-format stores and closed 11 small-format stores. During fiscal year 2011, the company opened six large-format and 24 small-format stores and closed 25 small-format stores.

During the fourth quarter of fiscal 2011, the company remodeled three stores. During fiscal year 2011, the company remodeled 42 stores of which one was transitioned from a small-format to a large-format layout.

In fiscal 2012, as previously announced, the company is accelerating new store openings to be in the range of 55 to 60 stores and is planning to remodel approximately 60 stores.

Conference Call on the Web and Special Meeting of Shareholders

Investors will have the opportunity to listen to a pre-recorded fourth quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the bottom of our home page and click on “Investors,” then click on the Conference Call icon). To listen to the pre-recorded call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the pre-recorded call, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID #43986725.

The Special Meeting of Shareholders of the company has been set by the Board of Directors and will be held on Friday, March 18, 2011, at 9:00 a.m. ET at the Jo-Ann Stores Conference Center located at 5373 Darrow Road in Hudson, Ohio. All shareholders are cordially invited to attend the meeting, although only those holders of common shares of record at the close of business on February 16, 2011 will be entitled to vote at the meeting.

Jo-Ann Stores, Inc. (http://www.joann.com), is the nation’s largest specialty retailer of fabrics and one of the largest specialty retailers of crafts, operating 751 stores in 48 states as of January 29, 2011.

Use of Non-GAAP Financial Information

In this release, Jo-Ann Stores discloses pro forma or non-GAAP measures of net income and earnings per share. Jo-Ann Stores believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies. In accordance with SEC regulations, reconciliation of the Jo-Ann Stores GAAP information to the pro forma information is provided in the table below. We will also make available on the investor relations page of our website at http://www.joann.com this press release, a replay of the Webcast, and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, changes in general economic conditions, risks in implementing new marketing initiatives, natural disasters and geo-political events, changes in customer demand, changes in trends in the fabric and craft industry, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, our dependence on suppliers, seasonality, disruptions to the transportation system or increases in transportation costs, energy costs, our ability to recruit and retain highly qualified personnel, our ability to manage our inventory, our ability to effectively manage our distribution network, disruptions to our information systems, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, failure to successfully implement the store growth strategy, changes in accounting standards and effective tax rates, inadequacy of our insurance coverage, cash and cash equivalents held at financial institutions in excess of federally insured limits, volatility of our stock price, damage to our reputation, and other factors, and uncertainties associated with the proposed merger, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the company’s Securities and Exchange Commission filings.

Additional Information and Where to Find It
In connection with the Merger, on February 17, 2011, the Company filed with the SEC and began mailing to its shareholders a definitive proxy statement regarding the Merger. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Jo-Ann Stores, Inc., Attn: Corporate Communications, 5555 Darrow Road, Hudson, Ohio 44236, telephone: (330) 463-6865, or from the investor relations section of the company’s website, http://www.joann.com.

Participants in Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the special meeting of shareholders that will be held to consider the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Shareholders, which was filed with the SEC on April 26, 2010. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s shareholders generally, by reading the definitive proxy statement filed with the SEC on February 17, 2011 and other relevant documents regarding the Merger, when filed with the SEC.

Investor Contact:	Public Relations Contact:
Brad Cohen	Lisa Greb
ICR, LLC	Director, Corporate Communications
330/463-6865	Jo-Ann Stores, Inc.
http://www.joann.com	330/463-3442

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	(Unaudited)		(Unaudited)
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010

(Dollars in millions, except per share data)
Net sales	$624.1	$602.2	$2,079.0	$1,990.7
Cost of sales	323.8	315.8	1,038.4	1,015.0

Gross margin	300.3	286.4	1,040.6	975.7
Selling, general and administrative expenses	218.9	207.9	818.2	793.6
Store pre-opening and closing costs	2.9	3.1	11.3	11.7
Depreciation and amortization	14.2	14.3	57.4	56.3

Operating profit	64.3	61.1	153.7	114.1
Gain on purchase of senior subordinated notes	—	—	—	(1.3)
Interest expense, net	0.4	1.6	2.4	6.3

Income before income taxes	63.9	59.5	151.3	109.1
Income tax provision	23.5	22.4	58.2	42.5

Net income	$40.4	$37.1	$93.1	$66.6

Income per common share – basic	$1.58	$1.42	$3.58	$2.60
Income per common share – diluted	$1.53	$1.36	$3.46	$2.51
Weighted average shares outstanding (in thousands):
Basic	25,576	26,057	26,016	25,655

Diluted	26,424	27,210	26,924	26,535

OTHER INFORMATION
Number of stores open at period end:
Small-format stores			516	518
Large-format stores			235	228

			751	746

Square footage at period end (000’s):
Small-format stores			7,721	7,619
Large-format stores			8,462	8,324

			16,183	15,943

Average square footage per store:
Small-format stores			14,963	14,708

Large-format stores			36,009	36,509

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	January 29,	January 30,
	2011	2010
(Dollars in millions)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$214.8	$217.1
Inventories	436.0	416.8
Deferred income taxes	19.7	22.3
Prepaid expenses and other current assets	34.3	29.9

Total current assets	704.8	686.1
Property, equipment and leasehold improvements, net	295.7	293.7
Goodwill, net	11.6	11.6
Other assets	8.5	9.0

Total assets	$1,020.6	$1,000.4

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$164.8	$151.1
Accrued expenses	121.2	128.6
Senior subordinated notes – short term	—	47.5
Total current liabilities	286.0	327.2
Long-term deferred income taxes	9.5	2.2
Lease obligations and other long-term liabilities	110.8	105.4
Shareholders’ equity	614.3	565.6

Total liabilities and shareholders’ equity	$1,020.6	$1,000.4

JO-ANN STORES, INC.
Reconciliation of Non-GAAP Financial Information
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010
(Dollars in millions, except per share data)
GAAP net income as reported	$40.4	$37.1	$93.1	$66.6
Acquisition costs, net of tax	(2.0)	—	(2.0)	—
Gain on purchase of senior subordinated notes, net of tax	—	—	—	0.8

Non-GAAP pro forma net income	$42.4	$37.1	$95.1	$65.8

GAAP income per common share – diluted	$1.53	$1.36	$3.46	$2.51
Acquisition costs per common share – diluted	(0.07)	—	(0.07)	—
Gain on purchase of notes per common share – diluted	—	—	—	0.03

Non-GAAP pro forma net income per common share — diluted	$1.60	$1.36	$3.53	$2.48

Weighted average shares outstanding (in thousands):
Diluted	26,424	27,210	26,924	26,535